Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Fitness Fanatics Limited on Amendment No. 4 to Form F-1 (File No. 333-289484) of our report dated August 3, 2026, with respect to the consolidated and combined financial statements of Fitness Fanatics Limited and Subsidiaries as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
Certified Public Accountants

Hong Kong, China
August 3, 2026